Exhibit 99.1

MDRNA, Inc. Announces First Quarter 2009 Financial Results

Bothell, Wash., May 14, 2009 - MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the first quarter ended March 31, 2009.

“The first quarter of 2009 was a period of significant accomplishment for the Company,” stated J. Michael French, President and Chief Executive Officer. “With the sale of our intranasal contract manufacturing operations in Hauppauge, N.Y. on March 31st, we completed our transition from a clinical stage delivery company to a pre-clinical RNAi drug discovery company, having reduced or eliminated all of our legacy liabilities within the last nine months. In addition, during the quarter, we generated over $12 million in revenue solely from our RNAi technologies. More importantly, we believe the agreements with Roche and Novartis have validated the key aspects of our RNAi drug discovery engine: siRNA constructs and siRNA delivery. We expect to leverage the validation of our platform into multiple target and therapeutic-based research and development collaborations with additional pharmaceutical companies. Having completed our transition to an RNAi drug discovery company, we feel we have emerged as a true leader in the field.”

Revenue for the three months ended March 31, 2009 was $14.2 million, compared to $1.3 million for the quarter ended March 31, 2008. The 2008 period included $0.7 million in license and research fee revenue, $0.5 million in Nascobal® product sales and $0.1 million in government grants. Revenue in 2009 primarily included upfront licensing fees of $7.25 million from Novartis, upfront licensing fees of $5.0 million from Roche, recognition of $1.0 million in milestone revenue from Amylin Pharmaceuticals, Inc. related to the amendment to our 2006 License Agreement and recognition of the remaining $0.7 million of deferred revenue from the $2.0 million payment received in 2005 from QOL due to the Asset Purchase Agreement with Par Pharmaceutical Companies, Inc. entered into during the first quarter 2009.

Net income for the current quarter was approximately $7.3 million or $0.23 per share, compared to a net loss of $16.5 million or $0.63 loss per share for the prior year quarter. This positive net income, compared to the loss in the 2008 period, reflects in large part revenue from licensing transactions in the RNA interference space enabled by our broad RNAi intellectual property estate and drug discovery platform. These license agreements, as well as target and therapeutic-based research and development collaborations, represent the types of periodic transactions contemplated as part of our business strategy.

Research and development (“R&D”) expenses for the current quarter decreased $6.7 million to $4.2 million compared to the prior year quarter. In the current quarter, the decrease in our R&D expenses was associated with our transition from a clinical-stage intranasal drug delivery company to a pre-clinical RNAi drug discovery company.

Selling, general and administrative expenses for the current quarter decreased by $2.7 million compared to the prior year quarter to $2.1 million due to our cost containment efforts.

We recorded a net restructuring charge in the first quarter of 2009 of $0.1 million, comprised of facilities related charges. Total restructuring charges were $1.9 million for the prior year quarter primarily comprised of employee severance and related costs of approximately $1.6 million and $0.3 million in net clinical trial termination fees related to the termination of the clinical trial for intranasal PTH(1-34) for osteoporosis.

We recorded an expense of $1.0 million during the current quarter related to the change in fair value of price adjustable warrants, and a net gain on settlement of liabilities $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE capital, severance compensation and other accounts payable.

We ended the first quarter of 2009 with approximately $7.7 million in cash and cash equivalents, including $2.2 million in restricted cash, compared to approximately $3.4 million in cash and cash equivalents, including $2.3 million in restricted cash at December 31, 2008. We received a “going concern” opinion from KPMG, LLP, our independent registered accountants, in our 10-K for the 2008 fiscal year.

As previously disclosed, the Company received a Staff Determination from The NASDAQ Stock Market arising out of its non-compliance with NASDAQ Marketplace Rule 3340(a)(3), which requires a minimum of $10 million in stockholders’ equity for continued listing on the NASDAQ Global Market. MDRNA presented its plan to regain compliance before the NASDAQ Listing Qualifications Panel on April 23, 2009, and is currently waiting for the Panel’s response, which is expected by the end of May 2009.

FIRST QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

-	Strengthened Management Team and Scientific Leadership

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Hired Barry Polisky, Ph.D., as Chief Scientific Officer. Dr. Polisky previously served as Research Vice President at Merck & Co. and Chief Scientific Officer at Sirna Therapeutics where he led the research and development of RNAi-based therapeutics.

-	Validated RNAi Drug Discovery Platform through multiple Pharma Licensing Deals

•	Entered into a worldwide, non-exclusive sublicense agreement with Roche for MDRNA’s siRNA constructs and chemistry platform;

•	Entered into a worldwide, non-exclusive licensing agreement with Novartis for MDRNA’s liposomal technology platform for siRNA delivery.

-	Advanced the RNAi Drug Discovery Platform and RNAi Pipeline

•	Reported positive in vivo data on the Company’s proprietary RNAi drug discovery engine at multiple international meetings and conferences. The Company reported:

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Systemically delivered meroduplex siRNAs were: (1) well tolerated; (2) effective against multiple liver targets when delivered systemically, and (3) inhibited tumor growth when applied topically for bladder cancer. Keystone Symposia’s RNAi, MicroRNA, and Non-coding RNA Meeting;

•	Positive data demonstrating a dose response, which resulted in up to 90% knockdown of ApoB message in a rodent model using UsiRNAs targeting multiple metabolic targets.

Informa Life Sciences TIDES Oligonucleotide and Peptide, Research, Technology and Product Development Conference.

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Refocused the Company’s pipeline efforts on a single indication – hepatocellular carcinoma (liver cancer) – to maximize the use of capital and increase the potential success of pre-clinical studies and early stage human clinical trials.

-	Restructured Key Elements of the Company

•	Eliminated rent obligations from January 2009 until July 2010 on the Company’s excess facility in Bothell, Washington through a previously disclosed lease amendment;

•	Significantly reduced previously disclosed employee-related cash severance payments for both a one-time cash payment due in June 2009 as well as continuing severance payments through September 2009;

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Significantly reduced the Company’s ongoing monthly payments to General Electric Capital Corporation on leased equipment and leasehold improvements by restructuring the debt into a Loan and Security Agreement;

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Our restructuring, renegotiation and cost containment efforts will result in cash utilization of approximately $5.5 million beginning in the second quarter of 2009, a greater than 25% reduction compared to the fourth quarter of 2008.

-	Monetized Legacy Nasal Assets

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Sold the Company’s manufacturing facilities in Hauppauge, New York as well as the Company’s Abbreviated New Drug Application (ANDA) for generic calcitonin-salmon nasal spray to Par Pharmaceuticals. Under the terms of the Agreement, MDRNA received upfront cash and will receive profit sharing on commercial sales of calcitonin. In addition, Par assumed MDRNA’s supply and manufacturing obligations as well as all operating costs associated with the facilities;

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Received an accelerated $1.0 million milestone payment from Amylin Pharmaceuticals for advancement of the intranasal exenatide program by amending a 2006 Development and Licensing Agreement. Under terms of the amended agreement, MDRNA could receive up to an additional $79 million in future milestones and royalties;

•	Engaged Adjuvant Global Advisors, LLC to identify potential licensing opportunities for MDRNA’s intranasal delivery clinical programs in Asia and Europe.

Conference Call and Webcast Information

Management will host a conference call to review financial results for the quarter ended March 31, 2009 and recent business developments. The call is scheduled for Friday, May 15, 2009, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 866-761-0748 and international callers should dial 617-614-2706. The participant passcode for the live conference call is 95089155. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant passcode for the replay is 40891910. Alternatively, to access the live audio webcast for this conference call, please go to MDRNA’s Web site at http://www.mdrnainc.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). The Company’s goal is to improve human health by combining novel RNAi-based compounds and proprietary peptide- and liposomal-based drug delivery technologies to provide superior therapeutic options. MDRNA’s multi-disciplinary portfolio of capabilities includes molecular biology, cellular biology, formulation expertise, peptide and alkylated amino acid chemistry, pharmacology, toxicology and bioinformatics. The Company is applying this expertise to a single, integrated drug discovery platform that will be the engine for its clinical pipeline and a versatile platform for establishing broad therapeutic partnerships. MDRNA is also building on new technologies, such as UsiRNAs that incorporate the non-nucleotide moiety Unlocked Nucleobase Analog (UNA) within the siRNA molecule, that it expects to lead to safer and more effective RNAi-based therapeutics. By combining broad expertise in siRNA science with proven delivery platforms and a strong and growing IP position, MDRNA is well positioned as a leading RNAi therapeutics company and value-added collaborator for our research partners. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA to obtain additional funding; (ii) the ability of MDRNA to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Matthew D. Haines

Senior Director, Investor Relations and Corporate Communications

(212) 209-3874

ir@mdrnainc.com

McKinney|Chicago (Media)

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2008	2009
	(Unaudited)
Revenue
License and research fees	$682	$14,068
Product revenue	488	70
Government grants	93	13

Total revenue	1,263	14,151

Operating expenses:
Cost of product revenue	164	—
Research and development	10,926	4,116
Selling, general and administrative	4,802	2,107
Restructuring	1,917	133

Total operating expenses	17,809	6,356

Income (loss) from operations	(16,546)	7,795
Other income (expense):
Interest income	293	2
Interest expense	(265)	(143)
Net gain on settlement of liabilities	—	654
Change in fair value of price adjustable warrants	—	(1,027)

Net income (loss)	$(16,518)	$7,281

Basic and diluted net loss per share:
Net income (loss) per common share — basic and diluted	$(0.63)	$0.23

Shares used in computing net loss per share — basic and diluted	26,211	32,243

Selected Balance Sheet Data (In Thousands)

	December 31, 2008	March 31, 2009
		(Unaudited)
Cash and cash equivalents (includes restricted cash of $2,268 and $2,155, respectively)	$3,352	$7,687
Accounts receivable, net	32	13
Property and equipment, inventories and other assets	9,753	7,670
Total assets	13,137	15,370
Total liabilities	16,396	11,256
Accumulated deficit	(254,085)	(247,690)